Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor — (212) 554-5470
(615) 771-7575
Advocat Announces Results of Shareholder Vote
Shareholders Support Management’s Board Nominees and Stock Purchase Plan,
and Vote Against Shareholder Proposal
West Virginia Certificate of Need Approved

BRENTWOOD, Tenn., (June 3, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced official voting results from its Annual Meeting of Shareholders held on June 3, 2008.
The Company reported that Advocat’s Board nominees received more than 95% of the votes cast for the election of directors at the Company’s Annual Meeting. Accordingly, Wallace E. Olson was reelected to the Board of Directors and Chad A. McCurdy, a recently appointed director, was elected by the shareholders to serve a three year term. Shareholders also approved the 2008 Stock Purchase Plan for Key Personnel with 82% of the votes cast in favor of the plan.
Shareholders also voted in accordance with the recommendation of the Company’s Board of Directors by voting down the shareholder proposal of Bristol Capital Advisors. The proposal recommended that the Board of Directors engage an investment banking firm and pursue a sale or liquidation of the Company. The proposal received approximately 14% of the votes cast.
As disclosed earlier, the Company entered into an option agreement to purchase certain assets of a skilled nursing facility in West Virginia and applied to state regulatory authorities to allow the Company to operate the facility and construct a 90 bed replacement facility. This application was approved in February 2008, subject to rights of appeal by contesting parties. The Company today announced that the time period to appeal the West Virginia Certificate of Need has now ended and no appeal was filed.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc
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